Exhibit 10.5

Web3hub Global Company Limited

20/F., No. 9 Des Voeux Road West, Sheung Wan, Hong Kong.

Tel.: (852) 2776 2311 Fax: (852) 2776 2257

PRIVATE & CONFIDENTIAL

Miss JIAO, JIE [HKID: [***]]	Date: April 01, 2026

Dear Miss Jiao,

Letter of Appointment

We are pleased to confirm your employment with Web3hub Global Company Limited (hereinafter called “the Employer”, on the terms and conditions under listed: -

Position	Chief Financial Officer
Monthly Salary	HK$30,000
Mode	Permanent
Working Hours	9:00 to 18:00 (5 days)
Commencement	April 01, 2026

Holidays:

The employee is entitled to all the * ~~statutory holidays~~ / public holidays;

Annual Leave:

In addition to the gazette general holidays, you will be eligible for 12 working days’ annual leave. Such leave shall be taken during the appointment period but shall not be included as part of the period of notice of termination of service. This leave must be taken during 12 months immediately following it accrual and leave entitlement, and it cannot be carried forward to next year. Any untaken leave shall lapse automatically and cannot be encashed.

Sick Leave (Apply to Permanent Staff Only):

Employees who apply for sick leave must produce a medical certificate issued by a registered medical practitioner.

Personal Leave:

Employees who apply for personal leave should submit their application at least two days in advance; salary will be deducted for personal leave.

Salary Review (Apply to Permanent Staff Only):

Your salary will be reviewed once a year on 1st January. No salary increment will be granted or back paid upon submission of resignation.

Transfer:

The employee agreed and accepted to be transferred to other departments/companies for work or at the position of the Company in such other capacity as the Company shall reasonably consider to be within the scope of the employee’s capabilities.

Web3hub Global Company Limited

20/F., No. 9 Des Voeux Road West, Sheung Wan, Hong Kong.

Tel.: (852) 2776 2311 Fax: (852) 2776 2257

Overtime:

The employee may be required to work overtime to cover peaks of workload or ad-hoc basis. The employee is willing to accept such arrangement and you will have no payment of allowance or leave in lieu in respect of overtime work.

Non-competitive Agreement:

Without the prior written consent of the Employer, you shall not, for a period of twelve (12) months from the date of their leaving the employment of the Employer or any of its subsidiaries:

a)	be engaged or interested in any capacity in any business whose activities are substantially similar to or compete with any of the business activities of the Employer or any of its subsidiaries; or

b)	be involved in any projects or products handled or produced by the Employer or its subsidiaries; or

c)	deal with any existing customer of the Employer or any of its subsidiaries.

Any and all industrial property rights including patent to which you are or may be entitled or which are created as a result of your services under this agreement shall belong to and be the exclusive property of the Employer.

Termination:

a)	Within the probation period (3 months) :-

Within the first month of the probation period: both sides have the right to terminate the contract immediately as of the day of notice. From the second month to the third month of the probation period: both sides are required to give 7-day notice to terminate the contract or, for immediate termination, 7 days wages in lieu of notice.

b)	After the probation period :-

One month notice or, for immediate termination, one month wages in lieu of notice.

Typhoon Arrangement:

When Black Rainstorm Warning is announced, Typhoon Signal No.8, or higher is hoisted, the Employee is not required to report for duty or to resume work. No pay will be deducted. If the Black Rainstorm Warning, Typhoon Signal No.8 has been lowered 4 hours before the end of the work day, the Employee is required to report for duty or to resume work.

Others:

You will not be eligible for any other benefits except those mentioned above and those in accordance with the Employment Ordinance.

We should now be grateful if you would, as soon as possible, indicate your acceptance of this offer of appointing by signing and returning

Web3hub Global Company Limited	The Employee: JIAO, JIE

/s/ Company Seal	/s/ Jie Jiao
HR Department / Director	HKID: [***]